Exhibit 10.1

[Citibank Europe plc Letterhead]

FROM:	Citibank Europe plc (the “Bank”)

TO:	AXIS Specialty Limited (“ASL”); AXIS Re SE (formerly, AXIS Re Limited); AXIS Specialty Europe SE (formerly, AXIS Specialty Europe Limited); AXIS Insurance Company; AXIS Surplus Insurance Company; and AXIS Reinsurance Company (the “Companies”; each, a “Company”)

DATE:	28 March 2018

Ladies and Gentlemen,

Committed Facility Letter dated 27th March 2017 between (1) the Bank and (2) the Companies regarding a committed letter of credit facility – Facility Number 2 in a maximum aggregate amount of USD 250,000,000 and as may be amended, varied, supplemented, novated or assigned as the case may be (the “Committed Facility Letter”).

1.	We refer to the Committed Facility Letter. Defined terms used in this letter shall have the meanings given to them in the Committed Facility Letter (including where defined in the Committed Facility Letter by reference to another document).

2.	The parties to this letter agree that the amendments contained herein will be effective on and from 28 March 2018 (the “Effective Date”).

3.	The Bank and the Companies agree, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, that from the Effective Date:

Paragraph 5.2 (c) of the Committed Facility Letter shall be deleted in its entirety and replaced with the following:

“(c) The tenor of the Credit extends beyond 31st March 2020;

The Bank may, in its sole discretion consider applications for Credits that are outside the terms of this Letter. Any such requests will be considered on a case-by-case basis and will be subject to the terms of any Facility Documents then existing.”

4.	The parties to this letter agree that the following agreements between the Bank and the Companies in relation to the Committed Facility Letter remain in full force and effect as of the date of this letter and are subject to future mutually agreeable amendments or modifications:

(i)	Master Agreement dated 14 May 2010, as amended;
(ii)	Pledge Agreement dated 14 May 2010, as amended;
(iii)	Account Control Agreement dated 19 May 2015; and
(iv)	Facility Fee Letter dated 27 March 2017.

5.	Except as expressly amended by this letter, the Committed Facility Letter remains unmodified and in full force and effect. In the event of a conflict or inconsistency between the terms of this letter and the terms of the Committed Facility Letter, the terms of this letter shall prevail.

6.	This letter may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement. This letter and any non-contractual obligations arising in connection with it shall be governed by English law.

7.	Please indicate your agreement to the foregoing by countersigning the attached copy of this letter and returning the same to us.

For and on behalf of Citibank Europe plc

/s/ Niall Tuckey
Name:	Niall Tuckey
Title:	Director

We agree to the terms set out in this letter.

For and on behalf of AXIS Specialty Limited

/s/ Jose Osset
Name:	Jose Osset
Title:	Sr. VP and Treasurer

For and on behalf of AXIS Re SE

/s/ Tim Hennessy
Name:	Tim Hennessy
Title:	CEO, Director

For and on behalf of AXIS Specialty Europe SE

/s/ Tim Hennessy
Name:	Tim Hennessy
Title:	CEO, Director

For and on behalf of AXIS Insurance Company

/s/ Andrew M. Weissert
Name:	Andrew M. Weissert
Title:	SVP, General Counsel and Secretary

For and on behalf of AXIS Surplus Insurance Company

/s/ Andrew M. Weissert
Name:	Andrew M. Weissert
Title:	SVP, General Counsel and Secretary

For and on behalf of AXIS Reinsurance Company

/s/ Andrew M. Weissert
Name:	Andrew M. Weissert
Title:	SVP, General Counsel and Secretary